     [LETTERHEAD OF MERIDIAN POINT REALTY TRUST VIII COMPANY APPEARS HERE]

                                                                  EXHIBIT (c)(2)


                               February 10, 1998

David H. Hoster II
President and Chief Executive Officer
EASTGROUP PROPERTIES INC.
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201-2195

Re: EastGroup Offer to Merge

Dear Mr. Hoster:

     EastGroup Properties Inc. ("you" or "your") has requested information regarding Meridian Point Realty Trust VIII, (the "Company,") in connection with your consideration of the possible investment in or acquisition of all or part of the assets or equity of the Company (a "Possible Transaction"). In consideration of the Company furnishing you with the Evaluation Materials (as defined below) you agree as follows:

Confidentiality of Evaluation Materials
---------------------------------------

     You will treat confidentially any information (whether written or oral) that either the Company or its representatives furnish to you in connection with a Possible Transaction involving the Company, together with analyses, compilations, studies or other documents prepared by you, or by your representatives (as defined below) which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the "Evaluation Materials"). You recognize and acknowledge the confidential and non-public nature of the Evaluation Materials, the competitive value of the Evaluation Materials, and the damage that could result to the Company if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

     The term "Evaluation Materials" includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection regarding the Company, and regardless of whether such information is specifically identified as "confidential". The term "Evaluation Materials" does not include information which (i) is or becomes generally available to the public other

David H. Hoster II
February 10, 1998
Page 2

than as a result of a disclosure by you or your representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, or (iii) is independently developed by you.

Use of Evaluation Materials
---------------------------

     You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. You and your representatives will keep the Evaluation Materials completely confidential; provided, however, that (i) any of such information may only be disclosed to
-----------------
those of your directors, officers, employees, agents, representatives (including attorneys, accountants and financial advisors), lenders and other sources of financing (collectively, "your representatives") who need to know such information for the purpose of evaluating a Possible Transaction between you and the Company (it being understood that your representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each expressly agree, to treat such information confidentially in accordance with this Agreement), (ii) you may disclose Evaluation Materials that you have been advised by counsel are required to be disclosed under applicable securities laws; and (iii) any other disclosure of such information may only be made if the Company consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated neither you nor your representatives shall use any of the Evaluation Materials for any purpose. You will be responsible for any breach of this Agreement by your representatives.

     Other than with respect to those Evaluation Materials you have been advised by counsel are required to be disclosed under applicable securities laws, in the event that you or any of your representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your representatives, as the case may be, agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Company in seeking a protective order or other appropriate remedy. In the event that such

David H. Hoster II
February 10, 1998
Page 3


protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by counsel is legally required to be disclosed, and shall exercise your best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials and (ii) you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your representatives not permitted by this Agreement.


Non-Disclosure
--------------

     The disclosure of your access to the Evaluation Materials at this time could have a material adverse effect on the Company's business and the pursuit of its strategic alternatives if for any reason a Possible Transaction is not consummated. Accordingly, unless required by applicable law, including applicable securities laws that counsel has advised you require disclosure of Evaluation Materials, you agree that without the prior written consent of the Company, you will not, and you will direct your representatives not to, disclose to any person either the fact that you have been provided access to the Evaluation Materials or that discussions or negotiations are taking place concerning a Possible Transaction between you and the Company as a result thereof, or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, the Company, governmental agency or body, stock exchange, partnership, association or individual.


Return of Documents
-------------------

     Upon the Company's request, you shall promptly deliver to the Company or destroy all written Evaluation Materials and any other written materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the destruction of such materials in writing to the Company.

David H. Hoster II
February 10, 1998
Page 4

No Unauthorized Contact or Solicitation
---------------------------------------

     During the course of your evaluation, all inquiries and other communications are to be made directly to employees or representatives of the Company as specified by the Company. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party that involves use of the Evaluation Materials without the Company's prior written consent.

No Representation or Warranty
-----------------------------

     Although the Company has endeavored to include in the Evaluation Materials information which it believes to be relevant for the purpose of your investigation, you acknowledge and agree that none of the Company or the Company's representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company or the Company's other representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from the use of Evaluation Materials by you or any of your representatives. Only those representations or warranties that are made to you in a formal written agreement involving your investment in or acquisition of all or part of the assets or equity of the Company, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

     You also acknowledge and agree that no contract or agreement shall be deemed to exist between you and the Company unless and until a formal written agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a Possible Transaction unless and until a formal written agreement has been executed and delivered by you and each of the other parties thereto; provided, however, that nothing herein shall be deemed a waiver or release of any claim or action that you may have as a shareholder of the Company, based upon your status as a shareholder. You also agree that unless and until a formal written agreement between the Company and you with respect to a Possible Transaction has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in

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David H. Hoster II
February 10, 1998
Page 5


the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "formal written agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.

        You further understand and agree that (i) the Company shall be free to conduct the process for a Possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective interested parties and entering into a formal agreement without prior notice to you or to any other person), (ii) any procedures relating to such Possible Transaction may be changed at any time without notice to you or any other person and (iii) unless and until a formal written agreement concerning the Possible Transaction has been executed, neither the Company or any of its directors, officers, employees, stockholders, owners, affiliates, agents or representatives will have any liability to you with respect to the Possible Transaction, whether by virtue of this letter agreement, any other written or oral expression regarding a Possible Transaction or otherwise.

Legal Remedy
------------

        You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your representatives and that the Company will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by your or your representatives but shall be in addition to all other remedies available at law or equity provided however any suit for damages shall be specifically limited to actual provable damages, and Company hereby waives any and all rights to seek consequential, punitive, treble or other compensatory damages of any types or kind.

Other
-----

        This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

        This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

David H. Hoster II
February 10, 1998
Page 6







     If you are in agreement within the foregoing, please sign and return one copy of this letter, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

MERIDIAN POINT REALTY TRUST VIII



By:   /s/ Robert H. Gidel
     ------------------------------------
     Robert H. Gidel
     Chief Executive Officer


Accepted and Agreed:

EASTGROUP PROPERTIES INC.



By:    /s/ David H. Hoster II
     ------------------------------------
     David H. Hoster II
     President and Chief Executive Officer